Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Declares No Cash Distribution for September 2020

HOUSTON, Texas, September 18, 2020 – BBVA USA, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today reported that it will not declare a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) due to prior excess production costs from the April 2020 production month. Excess production costs occur when production costs and capital expenditures exceed the gross proceeds for a certain period.

For the production month of July 2020, the operator of the Trust’s subject interests, Hilcorp San Juan L.P. (“Hilcorp”), reported to the Trust profits of $762,715 gross ($572,036 net to the Trust), which reduced, but did not eliminate, the previously reported excess production costs of $854,718 gross ($641,038 net to the Trust). Hilcorp will charge the remaining excess production costs of $92,003 gross ($69,003 net to the Trust) to the next month’s distribution.

Cash reserves will be utilized to pay Trust administrative expenses of $87,207 for the month. No cash distributions will be distributed by the Trust until future net proceeds are sufficient to pay then-current Trust liabilities and replenish cash reserves.

Based upon information provided to the Trust by Hilcorp, gas production for the subject interests totaled 2,031,263 Mcf (2,256,959 MMBtu) for July 2020, as compared to 2,005,697 Mcf (2,228,552 MMBtu) for June 2020. Dividing revenues by production volume yielded an average gas price for July 2020 of $1.26 per Mcf ($1.14 per MMBtu), as compared to an average gas price for June 2020 of $1.09 per Mcf ($0.98 per MMBtu).

Hilcorp has advised the Trust that the July 2020 reporting month included additional profits of $135,411 gross ($101,558 net to the Trust) based on true-ups for the March 2018, January 2019, and February 2020 production months. The July 2020 reporting month also includes a reimbursement by the Trust to Hilcorp of $0.2 million, being a portion of the total $2.0 million in “Other” revenue that was included in the estimated gross proceeds in the December 2017 and January 2018 distribution months.

Hilcorp also reported that for the reporting month of July 2020, revenue included an estimated $100,000 for non-operated revenue. For the month ended July 2020, Hilcorp reported to the Trust capital costs of $11,207, lease operating expenses and property taxes of $1,673,125, and severance taxes of $383,808.

Contact:      San Juan Basin Royalty Trust

BBVA USA, Trustee

2200 Post Oak Blvd., Floor 18

Houston, TX 77056

website: www.sjbrt.com     e-mail: sjt.us@bbva.com

Joshua R. Peterson, Head of Trust Real Assets & Mineral Resources

and Senior Vice President

Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.